SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                             (Amendment No...)*


                  VOYAGER ENTERTAINMENT INTERNATIONAL INC.
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                                (Name of Issuer)


                          Common Stock, $0.001 par value
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                         (Title of Class of Securities)


                                   92908D 10 1
                          -----------------------------
                                 (CUSIP Number)


                     Western Architectural Services, LLC
                            12552 South 125 West
                                   Suite B
                             Draper, Utah 84020
                               (801) 523-0393
           (Name, Address and Telephone Number of Person Authorized to
                      Received Notices and Communications)

                                 May 30, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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        1      NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Western Architectural Services, LLC
               87-0561295

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        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]

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        3      SEC USE ONLY

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        4      CITIZENSHIP OR PLACE OF ORGANIZATION
               Utah

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NUMBER OF                (5)     SOLE VOTING POWER               2,812,500
SHARES
BENEFICIALLY             (6)     SHARED VOTING POWER             0
OWNED BYEACH REPORTING           (7)     SOLE DISPOSITIVE POWER
2,812,500   PERSON WITH                         (8)    SHARED DISPOSITIVE
POWER                              0


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        9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,812,500

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        10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES* [ ]
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        11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               7.6%

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        12     TYPE OF REPORTING PERSON*
               OO (Limited Liability Company)
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        14 CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:
               [ ] Rule 13d-1(b)
               [X] Rule 13d-1(c)
               [ ] Rule 13d-1(d)
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ITEM 1.

(a)  Name of Issuer:

     Voyager Entertainment International Inc.

(b)  Address of Issuer's Principal Executive Offices:

     4483 West Reno Avenue
     Las Vegas, Nevada 89118

ITEM 2.

(a)  Name of Person Filing:

     Western Architectural Services, LLC

(b)  Address or Principal Business Office or, if none, Residence:

     12552 South 125 West
     Suite B
     Draper, Utah 84020

(c)  Citizenship:

     Utah Limited Liability Company

(d)  Title of Class of Securities:

     Common Stock $0.001 par value

(e)  CUSIP No.:

     92908D 10 1

ITEM 3.

     NOT APPLICABLE

ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

a.   Amount Beneficially Owned:

     2,812,500

b.   Percent of class

     7.6%

c.   Number of shares as to which such person has:

  i.   Sole power to vote or to direct the vote:                  2,812,500

  ii.  Shared power to vote or to direct the vote:                0
  iii. Sole power to dispose or to direct the disposition of:     2,812,500
  iv.  Shared power to dispose or to direct the disposition of:   0

     Instruction.-For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.

        Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ]

ITEM 6.  Ownership of More than 5 Percent on Behalf of Another Person

     NOT APPLICABLE

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

     NOT APPLICABLE

ITEM 8.   Identification and Classification of Members of the Group

     NOT APPLICABLE

ITEM 9.   Notice of Dissolution of Group

     NOT APPLICABLE

ITEM 10.  Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    June 28, 2002       WESTERN ARCHITECTURAL SERVICES, LLC


                              Signature:      /S/Tracy M. Jones

                              Name/Title:    Tracy M. Jones, Manager